Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STONE ENERGY CORPORATION

Stone Energy Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Stone Energy Corporation. The Corporation was incorporated by filing its original Certificate of Incorporation with the Secretary of State of Delaware on March 15, 1993.

2. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation, is made and filed pursuant to that certain Second Amended Joint Prepackaged Plan of Reorganization with the United States Bankruptcy Court for the Southern District of Texas (the “Court”) in In re: Stone Energy Corporation, et al., Case No. 16-36390, which was confirmed by order of the Court entered February 15, 2017 in accordance with Section 303 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated in its entirety to read as follows:

FIRST: The name of the corporation is Stone Energy Corporation.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of capital stock of the corporation shall be 65,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 60,000,000 shares of Common Stock, par value of $.01 per share.

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by this Certificate:

I. Preferred Stock

The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designations of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Preferred Stock Series Resolution”. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, all as shall be stated in a Preferred Stock Series Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Preferred Stock Series Resolution.

Any of the series terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such series terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Series Resolution. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Series Resolutions relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Series Resolutions relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of any class or series of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power irrespective of the provisions of Section 242(b)(2) of the DGCL.

All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

II. Common Stock

1. Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

2. Liquidation. Subject to the provisions of any Preferred Stock Series Resolution, in the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

3. Voting Rights. The holders of the Common Stock of the corporation shall be entitled to one vote for each share of such stock held by them.

III. Prior, Parity or Junior Stock

Whenever reference is made in this Article Fourth to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of such class of stock.

Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.

IV. Reservation and Retirement of Shares

The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) by the corporation shall be retired and restored to the status of authorized but unissued shares.

V. No Preemptive Rights

No holder of shares of stock of the corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, an amendment to the Certificate of Incorporation or any Preferred Stock Series Resolution to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed.

VI. Nonvoting Equity Securities

The corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

FIFTH: [Intentionally Omitted.]

SIXTH: The number of directors of the corporation shall be fixed as specified or provided for in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws shall so provide. No holders of Preferred Stock or Common Stock of the corporation shall have any right to cumulate votes in the election of directors.

SEVENTH: [Intentionally Omitted.]

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation or adopt new by-laws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

NINTH: To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. To the fullest extent permitted by law, an indemnitee shall also have the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Article Ninth or otherwise. The rights to indemnification and advancement of expenses conferred by this Article Ninth shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article Ninth, except for proceedings to enforce rights to indemnification and advancement of expenses, the corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article Ninth shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the Certificate of Incorporation, the by-laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of this Article Ninth by the stockholders of the corporation or by changes in law, or the adoption of any other provision of the Certificate of Incorporation inconsistent with this Article Ninth, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

This Article Ninth shall not limit the right of the corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

TENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or by-laws of the corporation, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ELEVENTH: The corporation shall not be governed by or subject to Section 203 of the DGCL.

TWELFTH: Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any regular or special meeting of stockholders of the corporation, or any action which may be taken at any regular or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

THIRTEENTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 28th day of February, 2017.

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
	Name:	Kenneth H. Beer
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Stone Energy Corporation]